Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
I.
     The name of the Corporation is:
Servidyne, Inc.
II.
     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.
III.
     The Corporation shall have perpetual duration.
IV.
     The Corporation is organized for the following purposes:
     To engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code, including, but not limited to the following: to engage in general contracting and engineering for commercial, industrial and residential projects of all types; to construct store buildings, warehouses, distribution centers, manufacturing plants, banks, office buildings, shopping centers and residential and office condominium projects; and to engage in remodeling and repair work in connection with commercial and residential projects of all types; and
     To engage in real estate development activities of all kinds; to engage in the purchase and sale of investment and development land; to select real estate sites for development, to prepare market studies, to arrange construction loans and long-term financing, to negotiate leases and to develop properties both for sale to others and for investment purposes; and to manufacture and sell store fixtures of all kinds; to design and fabricate display and checkout counters, cabinets, tables and other store fixtures; and to engage in electrical and fire protection contracting including electrical contracting and subcontracting work and to install and repair automatic sprinkler systems for industrial, commercial and residential projects of all types; and
     To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, of which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.
     IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent or either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefore.

     The foregoing provisions of this Article IV shall be construed both as purposes and powers in each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation.
V.
     The Corporation shall have authority to issue not more than 10,000,000 shares of common stock of $1.00 par value per share.
     The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law.
     The Board of Directors may from time to time distribute to stockholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.
VI.
     None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.
VII.
     The Corporation shall not commence business until it shall have received not less than $500 in payment for the issuance of shares of stock.
VIII.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.
     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation.

/s/ Rick Paternostro
Rick Paternostro
Chief Financial Officer